EXHIBIT 2.06

                                OPTION AGREEMENT

     THIS OPTION AGREEMENT (this "AGREEMENT") is entered into as of April 28, 2004, by and among (i) BluePhoenix Solutions Ltd. (former name: Crystal Systems Solutions Ltd.), a public company organized under the laws of the State of Israel and registered under No. 52-004306-8, of 8 Maskit St., Herzelia ("BPHX"), and Israel Infinity Venture Capital Fund (Israel) L.P. Israel Infinity Venture Capital Fund (Delaware) L.P. Israel Infinity Venture Capital Fund (Cayman I) L.P. Israel Infinity Venture Capital Fund (Cayman II) L.P. , jointly and not severally, (collectively, "INFINITY").

                                   WITNESSETH

     WHEREAS, upon the conditions set forth in this Agreement, BPHX wishes to issue to Infinity ordinary shares of BPHX to be issued on a future date and in number calculated in accordance with the terms hereof, as consideration for Infinity's shares in Intercomp Ltd., all as set forth in this Agreement; and

     WHEREAS, BPHX wishes to grant Infinity and Infinity wishes to receive from BPHX a "put option" to cause BPHX to purchase its shares in Intercomp Ltd. (the "COMPANY" OR INTERCOMP) in exchange for the BPHX Shares (as defined below), pursuant to the terms and conditions set forth herein; and

     WHEREAS, Infinity whishes to grant BPHX and BPHX wishes to receive a "call option" to cause Infinity to sell its shares in the Company to BPHX in exchange for BPHX Shares, pursuant to the terms and conditions set forth herein.

     NOW THEREFORE, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. THE PUT OPTION. BPHX hereby grants Infinity a put option exercisable at Infinity's sole discretion at any time during the Exercise Period (as defined below) to cause BPHX to purchase the Intercomp shares held by Infinity as more full described in Exhibit 1 (collectively, the "INTERCOMP SHARES") which constitute Infinity's entire holdings in the Company (including warrants, convertible loans and any other securities or instruments convertible into shares of the Company) as of the date hereof (the "PUT OPTION"), on the terms and conditions more fully set forth herein. In consideration for the Intercomp Shares, BPHX shall issue to Infinity 100,000 Ordinary Shares, nominal value NIS 0.01 each, of BPHX (the "BPHX SHARES"). For the avoidance of doubt it is hereby clarified that the Intercomp Shares are the sole consideration to which BPHX shall be entitled for the issuance to Infinity of the BPHX Shares and the Additional Shares. The Put Option may be exercisable only in whole, at any time during a period of one hundred and eighty (180) days commencing on April 1st, 2006, all upon the terms and conditions more fully set forth below (the "EXERCISE PERIOD").

2. EXERCISE OF THE PUT OPTION. The Put Option is exercisable by delivery of a written notice of exercise to BPHX, substantially in the form attached hereto as EXHIBIT 2 (the "NOTICE OF EXERCISE"). The Notice of Exercise shall be delivered to BPHX by no later than 8:00 p.m. (Israel time) on the last day of the Exercise Period.


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3.   CLOSING. The issuance of the BPHX Shares and the purchase of Intercomp
     Shares following the exercise of the Put Option, following the fulfillment of the conditions set forth in Section 2 herein, shall take place at a closing (the "CLOSING") to be held at the offices of BPHX, at 10:00 a.m. local time at 8 Maskit Street, Herzliya, on the latter of (i) the date which is ten (10) business days following the date of receipt of the Notice of Exercise by BPHX or (ii) July 17, 2006 or such other date, time and place as BPHX and Infinity may mutually agree.

     3.1 TRANSACTIONS AT CLOSING. At the Closing, the following transactions shall occur, which transactions shall be deemed to take place simultaneously and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered:

          3.1.1 BPHX shall deliver to Infinity the following documents:

     (a) True and correct copies of resolutions of BPHX's Board of Directors issuing and allotting the BPHX Shares and Additional Shares to Infinity and approving all other transactions set forth herein substantially in the form attached hereto as EXHIBIT 3.1.1(A);

     (b) duly issued and validly executed share certificates covering the BPHX Shares and Additional Shares, issued in the name of the respective Infinity entity in the form customary in BPHX bearing a restrictive legend providing substantially as follows:

          "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND HAVE BEEN ACQUIRED BY THE HOLDER FOR ITS OWN ACCOUNT, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO THE DISTRIBUTION OF SUCH SHARES. THE SHARES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED UNLESS AND UNTIL SUCH SHARE ARE REGISTERED UNDER THE ACT OR EXCEPT PURSUANT TO RULE 144 OR ANOTHER EXEMPTION UNDER THE ACT. IN ANY EVENT AND REGARDLESS OF ANY EXEMPTION OR REGISTRATION OF THE SHARES, THE SHARES MAY NOT BE SOLD OR TRANSFERRED PRIOR TO APRIL 1ST, 2006.;

     (c) a certificate duly executed by BPHX, signed by BPHX's authorized officer on behalf of BPHX, dated as of the date of the Closing, in the form attached hereto as EXHIBIT 3.1.1(D).

          3.1.2 Infinity shall deliver to BPHX the following:

          (a) A validly executed share transfer deed concerning the transfer of Intercomp Shares to BPHX, together with the original, executed share certificates issued by Intercomp in respect of the Intercomp Shares or a standard affidavit if such share certificates are unavailable;

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          (b)  A certificate duly executed by Infinity, signed by Infinity's authorized officer on behalf of Infinity, dated as of the date of the Closing, in the form attached hereto as EXHIBIT 3.1.2(B);

          (c) Copies of all applicable consents and waivers required of Infinity by applicable law or regulation in connection with the transactions contemplated hereby, including without limitation, any approval required by applicable tax laws or regulation required prior to the issuance of the BPHX Shares.

     3.2 Both Parties shall use their best efforts to obtain a resolution of the Board of Directors of Intercomp and resolution and waiver of the shareholders and security holders of Intercomp substantially in the forms attached hereto as EXHIBITS 3.2(A) AND (B), RESPECTIVELY. In the event that such resolution of the Board of Directors of Intercomp are not obtained or such resolution and waivers of the shareholders of Intercomp are not signed by all shareholders and security holders of Intercomp who's consent or waiver are required within 45days of the date hereof or any other term agreed upon by the parties hereto, then either party shall have the right at its sole discretion to terminate this Agreement effective immediately upon the expiration of such period and the Agreement shall be considered null and void.

4.   INCREASE OF THE NUMBER OF BPHX SHARES.

     4.1 Notwithstanding the provisions of Section 1 of this Agreement, the number of the BPHX Shares issuable to Infinity in the event of exercise of either of the Call Option or the Put Option (the Put Option and the Call Option shall be jointly called, the "OPTION"), shall be increased by an additional number of BPHX's Ordinary Shares, nominal value NIS 0.01 each, ("ADDITIONAL SHARES"), according to a calculation based on the aggregate licensing fees paid to Intercomp for the Company's products ("INTERCOMP TOOLS") during a 3 year period commencing on April 1, 2003 (the "SALES TURNOVER"), as more fully set forth below:

          4.1.1 For the first $3,000,000 of Sales Turnover the number of the Additional Shares shall be equal to the amount obtained by multiplying (A) the amount of the Sales Turnover divided by 1,000,000 by (B) 10,000. By way of illumination, if the Sales Turnover equals $500,000, then Infinity shall receive 5,000 Additional Shares and if the Sales Turnover is $100, then Infinity shall receive 1 Additional Share.

          4.1.2 If the Sales Turnover shall exceed $3,000,000 but be less or equal to $15,000,000, then the number of the Additional Shares shall be equal to 30,000 plus the amount obtained by multiplying
               (A) the amount of the Sales Turnover less 3,000,000 divided by 1,000,000 by (B) 20,000. By way of illumination, if the Sales Turnover is $10,000,000, then Infinity shall receive 170,000 Additional Shares (i.e. 30,000 Additional Shares for the first $3,000,000 in Sales Turnover and 140,000 Additional Shares for the remaining $7,000,000 in Sales Turnover).

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          4.1.3 If the Sales Turnover shall exceed $15,000,000, then the number of the Additional Shares shall be equal to 270,000 plus the amount obtained by multiplying (A) the amount of the Sales Turnover less 15,000,000 divided by 1,000,000 by (B) 10,000. By way of illumination, if the Sales Turnover is $20,000,000, then Infinity shall receive 320,000 Additional Shares (i.e. 270,000 Additional Shares for the first $15,000,000 in Sales Turnover and an 50,000 Additional Shares for the remaining $5,000,000 in Sales Turnover).

     4.2 In the event that a license to use Intercomp Tools is sold together with license to use Crysware for Discovery (CWD), AppBuilder or other similar software of BPHX and its affiliates sold to new customers, and the relevant agreement or documentation do not identify the amount payable as license fees for Intercomp Tools separately from the amount payable for the other products, then, 25% of the total amount payable by client under such agreement shall be considered payable for Intercomp Tools.

     4.3 For the avoidance of doubt, it is hereby clarified that the Sales Turnover of Intercomp (i) shall include all license fees payable for use in Intercomp Tools, whether such fess obtained directly by Intercomp or through BPHX; and (ii) shall exclude any fees payable to broker or finder's fee or any other commission or similar fee, payable directly or indirectly, on account of any transaction with respect to Intercomp's sales.

     4.4 In the event that (i) BPHX sells all or substantially all of its holdings In Intercomp; or (ii) Intercomp sells its technology to a third party, BPHX shall guarantee that the purchaser of its holdings or of Intercomp's technology, as applicable, shall undertake in writing to be bound by the obligations and corresponding rights of this Agreement including, without limitation, the rights specified in this Section 4 and Section 5 of this Agreement.

4A. REPRESENTATIONS AND WARRANTIES OF INFINITY. Infinity (including all Infinity's entities jointly and not severally) does hereby, represent and warrant to BPHX that as of the date hereof and again as of the Closing and the consummation of the transactions contemplated herein, the following representations and warranties are and shall be true and accurate in all material respects:

     4A.1 The execution and delivery of this Agreement and the performance of the transactions contemplated herein have been duly and validly authorized by Infinity and this Agreement is a valid and binding obligation of Infinity enforceable in accordance with its terms. Infinity has the right, power and authority to enter into this Agreement and to perform the transactions contemplated herein, all subject to the required approvals, waivers and consents as specified in this Agreement.


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     4A.2 Infinity is an "accredited investor" as defined in Rule 501(a) under the United States Securities Act of 1933.

     4A.3 Infinity fully acknowledges that the BPHX Shares and the Additional
          Shares have not been registered under the United States Securities Act of 1933, as amended, any applicable state securities laws or any Israeli legal equivalent (collectively, the "SECURITIES LAWS") and the Securities may not be offered or sold until registered by BPHX in accordance with the terms hereof except in accordance with an exemption from the registration or other requirements of the applicable Securities Laws.

     4A.4 Infinity has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in BPHX. It has the financial ability to bear the economic risk of the transactions described herein, has adequate means of providing for its current needs and contingencies, has no need for liquidity in such investment and could afford a complete loss of such investment. Infinity is not relying on any representations and warranties of BPHX regarding future price of BPHX's shares or BPHX's business and technology.

     4A.5 The Intercomp Shares are owned by Infinity as the registered and beneficial owner thereof with good and valid title thereto, free and clear of all liens, charges, mortgages, attachments, pledges, security interests, claims, defects of title, restrictions and any other rights of third parties except for certain rights of first refusal under the Company's Articles of Association and/or Shareholders Agreement.

4B REPRESENTATIONS AND WARRANTIES OF BPHX. BPHX does hereby represent and warrant to Infinity that as of the date hereof and again as of the consummation of the transactions contemplated herein, the following representations and warranties are and shall be true and accurate in all material respects:

     4B.1 AUTHORITY. The execution and delivery of this Agreement and the performance of the transactions contemplated herein have been duly and validly authorized by BPHX and this Agreement is a valid and binding obligation of BPHX enforceable in accordance with its terms and BPHX has the right, power and authority to enter into this Agreement and to perform the transactions contemplated herein, all subject to the required approvals, waivers and consents as specified in this Agreement.

     4B.2 BPHX SHARES. The BPHX Shares and Additional Shares, when and if issued and sold in accordance with this Agreement, will be duly authorized, validly issued, fully paid, non-assessable, and free of any preemptive rights, and will have the rights and restrictions set forth in BPHX's Articles of Association as shall be in force on the date of the issuance and as legally amended thereafter and will be free and clear of any mortgages, liens, pledges, charges, security interests, third party rights or other claims or encumbrances of any kind whatsoever, except for restrictions on sale arising under applicable securities regulation and as provided in this Agreement, and shall be duly registered in the name of the holder thereof in BPHX's shareholders register.


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     4B.3 INTERCOMP. BPHX has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of entering into this Agreement, exercising the Call Option and acquiring the Intercomp Shares. BPHX is not relying on any representations and warranties of Infinity regarding the Company or its business, technology or legal status and BPHX has the ability to bear the economic risk of the transactions described herein.

5. SALES REPORTS. On or before each of June 30, 2004, December 31, 2004, December 31, 2005 and July 1, 2006 Intercomp shall deliver to Infinity and BPHX, an interim report (each an "INTERIM REPORT") specifying in reasonable detail the eligible revenues generated by it from Intercomp Tools and calculation of the relevant portion of the Sales Turnover for the period commencing on the previous April 1 or January 1 and ending on December 31 or March 31 of such year, as applicable. A final report specifying in reasonable detail the eligible revenues generated by Intercomp from Intercomp Tools and calculation of the Sales Turnover for the period commencing on April 1, 2003 and Concluding on March 31, 2006 ("FINAL REPORT") shall be delivered by Intercomp to Infinity and BPHX on or before July 1, 2006. Infinity shall have the right to select an independent certified public accountant reasonably agreeable to BPHX to inspect no more frequently than annually the records of the Company on reasonable notice and during regular business hours to verify the reports required hereunder. The entire cost of such inspection shall be borne by Infinity PROVIDED, HOWEVER, that if the Interim Report of Final Report is determined by the Parties or competent tribunal to underreport the Sales Turnover by twelve and a half percent (12.5%) or more, then the cost of such audit shall be borne by BPHX.


6. ADJUSTMENTS. The number of BPHX Shares and Additional Shares issuable upon exercise of the Option (or any shares or other securities receivable or issuable upon exercise of this Option in accordance with the terms herein) are subject to adjustment upon occurrence of the following events and upon the occurrence hereof the Exhibit 2 and Exhibit 10 shall be adjusted MUTATIS MUTANDIS:

     6.1 ADJUSTMENT FOR SHARE SPLITS, SHARE SUBDIVISIONS OR COMBINATIONS OF SHARES. The number of BPHX Shares and Additional Shares issuable upon exercise of the Option (or any shares or other securities at the time issuable upon exercise of the Option) shall be proportionally increased to reflect any share split or subdivision of the BPHX's Ordinary Shares. The number of BPHX Shares and Additional Shares issuable upon exercise of the Option (or any shares or other securities at the time issuable upon exercise of the Option) shall be proportionally decreased to reflect any combination of BPHX's Ordinary Shares.


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     6.2  RECLASSIFICATION OR RECAPITALIZATION. If BPHX, by reclassification of securities, recapitalization or otherwise, shall change any of the securities as to which purchase rights under the Option exist into the same or a different number of securities of any other class or classes, the Option shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities that were subject to the purchase rights under the Option immediately prior to such reclassification or other change.

     6.3. ADJUSTMENT FOR CAPITAL REORGANIZATION, MERGER OR CONSOLIDATION. In case of any capital reorganization of the share capital of BPHX (other than a combination, reclassification, exchange or subdivision of shares otherwise provided for herein), or any merger or consolidation of BPHX with or into another corporation in which shareholders of BPHX dispose of their holdings in BPHX, or the sale of all or substantially all the assets of BPHX then, and in each such case, as a part of such reorganization, merger, consolidation, sale or transfer, lawful provision shall be made so that Infinity shall immediately before such event be entitled to receive upon exercise of the Option, the number of shares or other securities or property of the successor corporation resulting from such reorganization, merger, consolidation, sale or transfer. In such case, if the surviving entity is not a public Company, all calculations relating to the exercise of the Option shall be based on the figures relating to such merger, consolidation or reorganization of BPHX. For the avoidance of doubt, it is hereby cleared that Infinity shall not have any anti-dilution rights of any kind.

7. The number of the Intercomp Shares to be transferred to BPHX under the terms of this agreement are subject to adjustment upon occurrence of the events specified in this Section 6 and the provisions of this Section shall apply to them, MUTATIS MUTANDIS.


8. TAXES. Each party shall be solely liable for the full amount of tax liability incurred by it in both Israel and outside the State of Israel in connection with any exercise of the Option. BPHX shall be entitled to withhold any applicable withholding taxes due and required to be withheld under any applicable law upon the issuance of any BPHX Shares.

9. ALTERNATIVES TO ALLOTMENT OF BPHX SHARES. In the event that Infinity delivers a Notice of Exercise of the Option to BPHX, BPHX, at its sole discretion, may elect to pay Infinity the cash consideration (in lieu of the issuance and delivery of the BPHX Shares) in an amount equal to the number of the BPHX Shares and Additional Shares multiplied by the average closing price of BPHX shares at the NASDAQ Exchange during period of 20 business days immediately prior to the date of the delivery of such Notice of Exercise.


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10.  THE CALL OPTION

     10.1 Infinity hereby grants BPHX the right (the "CALL OPTION") to purchase all Intercomp Shares. The Call Option may be exercisable in whole or in part, at any time prior to April 1, 2006 without limitation, all upon the terms and conditions more fully set forth below.

     10.2 EXERCISE OF THE CALL OPTION. The Call Option is exercisable by delivery of a written notice of exercise to Infinity, substantially in the form attached hereto as EXHIBIT 10 (the "NOTICE OF EXERCISE OF THE CALL OPTION").

     10.3 CALL CONSIDERATION. As consideration to be paid by BPHX to Infinity upon the exercise of the Call Option and the purchase of the Intercomp Shares, BPHX shall issue and allot to Infinity the BPHX Shares and Additional Shares calculated as specified above. It is hereby clarified that the provisions of Section 6 hereof shall apply to the BPHX Shares and additional Shares issued pursuant to the exercise of the Call Option.

     10.4 CALL OPTION CLOSING. The purchase of Intercomp Shares and issue of the BPHX Shares following the exercise of the Call Option shall take place at a closing (the "CALL OPTION CLOSING") to be held at the offices of BPHX, at 10:00 a.m. local time at 8 Maskit Street, Herzliya, on the date which is fourteen (14) business days following the fulfillment of the conditions set forth in Section 9.1 herein, or such other date, time and place as BPHX and Infinity may mutually agree. At the Call Option Closing, the transactions specified in Section 3 above shall occur, which transactions shall be deemed to take place simultaneously and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered. Notwithstanding the foregoing, At the Call Option Closing BPHX shall issue to Infinity 100,000 of BPHX Shares and the issuance of the Additional Shares shall be in portions, each portion shall be issued within 10 days following the delivery of each Report by BPHX pursuant to section 5 above.

     10.5 LOCK UP PERIOD. Until April 1st, 2006 (the "Lock Up Period"), Infinity shall not sell, assign, transfer or mortgage any of BPHX Shares or the Additional Shares issued to it hereunder (whether pursuant to the exercise of the Call Option or the Put Option), or the beneficial interest in any such shares, in any way PROVIDED, HOWEVER, that Infinity may elect to distribute the BPHX Shares and Additional Shares to its Partners (as defined herein) provided that such Partners shall be bound by the terms of this Agreement and shall assume, in writing (in form and substance reasonably satisfactory to BPHX), the rights and obligations of Infinity under this Agreement and that Infinity guarantees the full compliant by such assignee with the terms of this Agreement, and further provided that all Infinity obligations hereunder that, in accordance with the terms of this Agreement are to be fulfilled hereunder prior to the Closing or the Call Option Closing, as applicable, have been so fulfilled. If, at the time of the transfer of any of the BPHX Shares, the BPHX Shares shall not be registered pursuant to an effective registration statement under the Securities Act and other applicable laws, BPHX may require, as a condition of allowing such transfer, that Infinity and transferee execute and deliver to the Company an investment intent letter in form and substance reasonably acceptable to BPHX and Infinity or other instrument required by applicable law, which, inter alia, contains representations similar to Infinity's representations in Section 4A above. For the purposes of this Agreement, the term Partners shall mean any of the limited partners of any of the Infinity entities or the general partner of such entities.


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     10.6 TERMINATION OF CALL OPTION. The Call Option shall expire IPSO FACTO upon the occurrence of any of the following events: (i) the insolvency of BPHX; (ii) the commission of any act of bankruptcy by BPHX (iii) the execution by BPHX of a general assignment for the benefit of creditors; (iv) the appointment of a receiver or trustee to take possession of a substantial portion of the property or assets of BPHX;
          (v) BPHX has entered into any insolvency, liquidation, receivership, arrangement with creditors or similar proceedings, or an attachment order was issued on all or a substantial part of the BPHX's assets and was not dismissed after a period of 60 days, (vi) BPHX's shares are no longer registered for trading on the Nasdaq National Market; or (vii) BPHX breaches any of its material obligations under this Agreement and does not cure such breach within 14 (fourteen) days from the Infinity's written notice to BPHX of such breach. It is hereby clarified that the occurrence of any of the events specified under subsections (i)-(vi) of this Subsection 9.6 shall not be considered a breach or violation on the part of BPHX or any of its related parties or affiliates and shall not entitle Infinity to any payment, remedy or compensation of any kind.

10A. REGISTRATION RIGHTS. Following the end of the Lock Up Period, upon
     Infinity's first request in writing the Company shall, at the Company's expense, (i) within eight (8) months of such written request; or (ii) within ninety (90) days following such written request, provided that BPHX has filed its annual report to the NASDAQ on form 20-F during such 90 day period, whichever is earlier, exercise its best efforts to effect the registration under the Securities Laws of all the BPHX Shares and Additional Shares held by Infinity. Notwithstanding the foregoing, if within such 90 day or 8 month period, as applicable, BPHX provides Infinity with an opinion of U.S. counsel reasonably acceptable to Infinity providing that the BPHX Shares and the Additional Shares issued to Infinity in accordance with the terms hereof are freely tradeable under the Securities Laws without a lock-up period or volume restrictions, then BPHX shall be relieved from its obligation to register the BPHX Shares and the Additional Shares.

11.  MISCELLANEOUS.

     11.1 FURTHER ASSURANCES. Each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected thereby.

     11.2 GOVERNING LAW; JURISDICTION. This Agreement shall be exclusively governed by and construed according to the laws of the State of Israel, without regard to the conflict of laws provisions thereof. Any dispute arising under or in relation to this Agreement shall be resolved exclusively in the competent court in Tel Aviv-Jaffa district, and each of the parties hereby submits irrevocably to the jurisdiction of such court.


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     11.3 SUCCESSORS AND ASSIGNS; ASSIGNMENT. Except as otherwise expressly limited herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto. None of the rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred without the prior consent in writing of each party to this Agreement. Notwithstanding the foregoing, Infinity may assign all of its rights and obligations hereunder to the Partners if prior to such assignment it has transferred the Intercomp Shares to such Partners who has undertaken in writing to abide by provisions of this Agreement, provided that infinity guarantee the full compliant by such assignee with the terms of this Agreement. Without derogating from the provisions relating transfer of Intercomp shares set forth in the articles of association of Intercomp or other agreement, Infinity undertakes to procure that any transferee of Intercomp Shares, shall undertake in writing to abide by the provisions of this Agreement and BPHX shall have the same rights towards such assignee as it has towards Infinity under this Agreement.

     11.4 ENTIRE AGREEMENT; AMENDMENT AND WAIVER. This Agreement and the Exhibits hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matters hereof and thereof. Any term of this Agreement may be amended and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of all of the parties to this Agreement.

     11.5 NOTICES, ETC. All notices and other communications required or permitted hereunder to be given to a party to this Agreement shall be in writing and shall be telecopied or mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, addressed to such party's address as set forth below or at such other address as the party shall have furnished to each other party in writing in accordance with this provision:

              if to BPHX:      BPHX Solutions Ltd.
                               8 Maskit St.
                               Herzelia 46120
                               Israel
                               Attention: Iris Yahal
                               Facsimile: (09)-952 6111

              if to Infinity:  c/o Israel Infinity Venture Capital Partners Ltd,
                               3 Azrieli Center,
                               Triangle Tower,
                               42nd Floor
                               Tel Aviv 67023
                               Facsimile: 03-6075455
                               Attention: Eli Robert Barasch, Adv.

          or such other address with respect to a party as such party shall notify each other party in writing as above provided. Any notice sent in accordance with this Section 9.5 shall be effective (i) if mailed, seven (7) business days after mailing, (ii) if sent by messenger, upon delivery, and (iii) if sent via telecopier, upon transmission and electronic confirmation of receipt or (if transmitted and received on a non-business day) on the first business day following transmission and electronic confirmation of receipt (provided, however, that any notice of change of address shall only be valid upon receipt).

     11.6 DELAYS OR OMISSIONS. No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

     11.7 SEVERABILITY. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

     11.8 COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument.

     11.9 SECTION HEADINGS; PREAMBLE. All article and section headings are inserted for convenience only and shall not modify or affect the construction or interpretation of any provision of this Agreement. The preamble to this Agreement is incorporated herein and forms an integral part of this Agreement.

     11.10 PRESS RELEASE. None of the parties hereto shall issue a press release regarding this Agreement without the prior written consent of the other Party. However, Infinity acknowledges that BPHX is a public reporting company with associated disclosure obligations, and agrees to publications of this kind with respect to this Agreement.

     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.


       ____________________________        ________________________
       BPHX SOFTWARE SOLUTIONS LTD.        ISRAEL INFINITY VENTURE CAPITAL FUND
                                           (ISRAEL), L.P.
                                           ISRAEL INFINITY VENTURE CAPITAL FUND
       BY: ________________                (DELAWARE), L.P.
                                           ISRAEL INFINITY VENTURE CAPITAL FUND
                                           (CAYMAN I), L.P.
       DATE:_______________                ISRAEL INFINITY VENTURE CAPITAL FUND
                                           (CAYMAN II), L.P.
                                           (by the General Partner of their
                                           General Partner - Israel Infinity
                                           Venture Capital Partners Ltd.)


                                           By: ___________________

                                           Date: ____________________

       ________________________________
       INTERCOMP LTD. (FOR THE PURPOSES
       OF SECTION 5 ONLY)


       By: ___________________

       Date: ____________________

                                    Exhibit 1

                                        SERIES A PREFERRED SHARES PAR     SERIES B PREFERRED SHARES PAR VALUE
      INFINITY ENTITY                           VALUE NIS 0.01                          NIS 0.01*
Israel Infinity Venture Capital Fund
(Israel), L.P.                                       1,870                                 2,792

Israel Infinity Venture Capital Fund
(Delaware), L.P.                                     3,136                                 4,683

Israel Infinity Venture Capital Fund
(Cayman I), L.P.                                       347                                   517

Israel Infinity Venture Capital Fund
(Cayman II), L.P.                                      718                                 1,071


* Includes Series B Preferred Shares issued pursuant to that certain Conversion Agreement, dated as of even date herewith

                                    EXHIBIT 2

                        NOTICE OF EXERCISE OF THE OPTION

TO: BLUEPHOENIX SOLUTIONS LTD.

The undersigned hereby elects to exercise the Option with respect to the Ordinary Shares of BluePhoenix Solutions Ltd. (the "SHARES") pursuant to the terms of the Option Agreement, dated ________, 2003, by and between BluePhoenix Solutions Ltd. and the undersigned, in exchange of _______ Preferred _______ Shares and __ Ordinary Shares of Intercomp Ltd.



______________________
Date)
Israel Infinity Venture Capital Fund (Israel) L.P.
Israel Infinity Venture Capital Fund (Cayman I) L.P.
Israel Infinity Venture Capital Fund (Cayman II) L.P.
Israel Infinity Venture Capital Fund (Delaware) L.P.
         (by the General Partner of their General Partner, Israel Infinity Venture Capital Partners Ltd.)

By:  ____________________________

Title: ___________________________

                                   EXHIBIT 10

                      NOTICE OF EXERCISE OF THE CALL OPTION


TO: ISRAEL INFINITY VENTURE CAPITAL FUND (ISRAEL) L.P. ISRAEL INFINITY VENTURE CAPITAL FUND (CAYMAN I) L.P. ISRAEL INFINITY VENTURE CAPITAL FUND (CAYMAN II) L.P. ISRAEL INFINITY VENTURE CAPITAL FUND (DELAWARE) L.P.


The undersigned hereby elects to exercise the Call Option with respect to _______ Preferred _______ Shares and __ Ordinary Shares of Intercomp Ltd. being held by you (the "SHARES") pursuant to the terms of the Option Agreement, dated ________, 2003, by and between you and the undersigned, in exchange of _______ shares of BPHX Solutions Ltd. ("BPHX").

The Additional Shares of BPHX (if any), shall be calculated and transferred to you in accordance with the terms of the Option Agreement.



______________________
Date)
BluePhoenix Solutions Ltd.

By:  ____________________________

Title: ___________________________